Exhibit 23.1

We hereby consent to the incorporation by reference in the financial statements of Avarus, Inc. for the period from the date of inception on September 20, 2010 to September 30, 2010 then ended of our reports dated November 5, 2010 included in its Registration Statement on Form S-1 dated November 5, 2010 relating to the financial statements for the period from the date of inception on September 20, 2010 to September 30, 2010 listed in the accompanying index.

/s/ Enterprise CPT LTD
Auditor
Chicago, IL
City, State
December 16, 2010
Date